Exhibit 5.1

April 21, 2015

Blue Bird Corporation

402 Blue Bird Boulevard

Fort Valley, Georgia 31030

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Blue Bird Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-3 (Registration No. 333-202801) (as it may be amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the issuance by the Company of an aggregate of 5,750,000 shares (the “Warrant Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), upon the exercise of warrants which were originally issued as part of units in the Company’s initial public offering (the “Public Warrants”) and warrants which were originally issued in a private placement that closed simultaneously with the consummation of the Company’s initial public offering (the “Placement Warrants” and, together with the Public Warrants, the “Warrants”), and (ii) the resale of an aggregate of 21,980,571 shares of the Company’s Common Stock, 2,690,462 Placement Warrants and 729,435 shares of the Company’s 7.625% Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) by certain security holders of the Company.

The shares of Series A Convertible Preferred Stock being registered for resale by the Registration Statement include 229,435 shares representing the number of shares of Series A Convertible Preferred Stock issuable over the next five years if the Company pays all dividends on the Series A Convertible Preferred Stock in shares of Series A Convertible Preferred Stock (the “Series A Dividend Shares”). The shares of Common Stock being registered for resale by the Registration Statement consist of (i) 12,000,000 shares of Common Stock issued by the Company to The Traxis Group B.V. (the “Seller”) as partial consideration for the outstanding shares of common stock of School Bus Holdings Inc. sold by the Seller to the Company in the Company’s recently completed business combination (the “business combination”), (ii) 2,602,750 shares of Common Stock issued in private placements that closed simultaneously with the business combination, (iii) 943,453 shares of Common Stock issued on March 17, 2015 upon the exchange of 9,434,538 Placement Warrants pursuant to a sponsor warrant exchange agreement entered into in connection with the business combination, (iv) 61,000 shares of Common Stock acquired in the market subsequent to the closing of the business combination by an investor that has exercised its demand registration rights, (v) 47,152 shares of Common Stock issuable upon exercise of Placement Warrants held by a member of the Company’s Board of Directors, and (vi) 6,326,216 shares of Common Stock, representing (x) 4,314,063 shares that may be issued upon conversion of the Company’s outstanding Series A Convertible Preferred

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Stock (assuming a conversion price of $11.59 per share) and (y) the greater of (a) the number of shares of Common Stock issuable over the next five years if the Company pays all dividends on the Series A Convertible Preferred Stock in shares of Common Stock (assuming a constant market price of the Common Stock at $9.00 per share) and (b) the number of shares of Common Stock issuable over the next five years if the Company pays all dividends on the Series A Convertible Preferred Stock in Series A Dividend Shares and such Series A Dividend Shares are then converted into shares of Common Stock (assuming a conversion price of $11.59 per share).

In connection with this opinion, we have examined the following documents: (i) the Registration Statement, (ii) the Second Amended and Restated Certificate of Incorporation and By-Laws of the Company, (iii) the Certificate of Designations, Preferences, Rights and Limitations of the Series A Convertible Preferred Stock, (iv) the Warrant Agreement, dated as of January 16, 2014, between the Company and Continental Stock Transfer & Trust Company, (v) the Registration Rights Agreement, dated as of January 16, 2014, among the Company, Hennessy Capital Partners I, LLC (the “Sponsor”) and the other parties named therein, (vi) the Registration Rights Agreement, dated as of February 24, 2015, among the Company, the Seller and the other parties named therein and (vii) certain resolutions adopted by the Board of Directors of the Company.

We have also examined and relied upon the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents, the conformity with originals of all documents submitted to us as certified or photostatic copies, and the correctness of all statements of fact contained in the documents examined. As to various questions of fact material to our opinion, we have relied upon statements or certificates of public officials, officers or representatives of the Company and others.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (w) the shares of Common Stock described in clauses (i) through (iv) of the second paragraph of this letter and the 500,000 currently outstanding shares of the Company’s Series A Convertible Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, (x) the Placement Warrants have been duly authorized and validly issued, (y) the Warrant Shares, the shares of Common Stock described in clauses (v) and (vi) of the second paragraph of this letter and the Series A Dividend Shares have been duly authorized and, when issued in accordance with the terms of their respective governing documents, will have been validly issued, fully paid and non-assessable and (z) the Warrants are binding obligations of the Company.

The opinion expressed herein is limited to the applicable provisions of the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, each as currently in effect.

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The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus which is contained in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Lowenstein Sandler LLP